EMPLOYMENT AGREEMENT


     THIS Employment Agreement ("Agreement") is entered into this 12th day of February, 1998 ("Effective Date") by and between Carmie Mehrlander ("Mehrlander" or "Employee") and The Bombay Company, Inc. ("Bombay" or "Company"), (together referred to as the "Parties").

     WHEREAS, Bombay desires to employ Mehrlander; and

     WHEREAS, Mehrlander desires to be employed by Bombay;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties contained herein, the Parties agree as follows:

     1.   POSITION AND TERM OF EMPLOYMENT.

     1.01 Employment.  Subject to the terms and conditions of this Agreement,

Bombay shall employ Mehrlander to perform the duties of President and Chief Operating Officer, and in addition, Mehrlander shall serve on the Board of Directors of the Company.

     1.02 Term.  Mehrlander's employment is "at-will" and may be terminated by the Board of Directors of the Company at any time, with or without cause, along with the requisite severance provisions of Paragraphs 7.01 and 7.02 hereinbelow.

     2.   COMPENSATION.

     2.01 Base Annual Salary.  Bombay shall pay Mehrlander a base annual salary of three hundred thousand dollars ($300,000.00), paid in regular periodic installments, as salary payments are generally made by the Company to its employees.

     2.02 Executive Bonus Program.  Mehrlander shall participate in the

Company's Executive Bonus Program under which, if Bombay (USA and Canada) achieves its annual business plan for the fiscal year, Mehrlander shall receive a bonus of up to sixty-seven percent (67%) of her base annual salary. For Company performance that exceeds its annual business plan for the fiscal year, Mehrlander shall receive a bonus of up to one hundred thirty-five percent (135%) of her base annual salary. The actual bonus amount that Mehrlander receives shall be determined based upon Company results and Mehrlander's personal performance, as judged by the CEO and the Board of Directors of the Company. Bonuses shall be paid in a lump sum following the end of each fiscal year. For fiscal year 1998 only, Mehrlander's bonus shall be guaranteed, regardless of Company and personal performance, to be not less than one hundred fifty thousand dollars ($150,000.00).


     3.   COMPANY STOCK PLANS.

     3.01 Long-Term Incentive Stock Plan.  Mehrlander shall receive an initial grant of sixty thousand (60,000) shares of restricted stock under the Company's 1996 Long-Term Incentive Stock Plan, which shall vest and be delivered to Mehrlander according to the following schedule: ten thousand (10,000) shares upon the first anniversary of the Effective Date of this Agreement; twenty thousand (20,000) shares upon the second anniversary of the Effective Date of this Agreement; and thirty thousand (30,000) shares upon the third anniversary of the Effective Date of this Agreement. Mehrlander must be actively employed at the end of each respective anniversary period in order to become vested in these shares for such periods.

     3.02 Stock Options.  Mehrlander shall receive an initial grant of stock options covering two hundred eighty thousand (280,000) shares of Bombay stock according to the following schedule: one hundred forty thousand (140,000) share options priced at the closing price of Bombay stock on the Effective Date; seventy thousand (70,000) share options priced at the closing price on the Effective Date plus one dollar and twenty-five cents ($1.25) per share; and seventy thousand (70,000) share options priced at the closing price on the Effective Date plus two dollars and fifty cents ($2.50) per share. These options shall vest at the rate of twenty percent (20%) per year (i.e. fifty-six thousand shares per year,) commencing with the first anniversary of the Effective Date of this Agreement and, to the extent vested, may be exercised in whole or in part each year. These options have a term of ten (10) years from the date of this grant. Additional grants for Mehrlander shall be considered by the Board of Directors of the Company in February 2000.

     4.   COMPANY BENEFIT PLANS.

     4.01 Company 401(k) Savings and Stock Ownership Plan.  Mehrlander shall be eligible to participate in the Company 401(k) Savings and Stock Ownership Plan upon the first anniversary of the Effective Date of this Agreement.

     4.02 Life, Accident, and Disability Insurance.  On the Effective Date of

this Agreement, Mehrlander shall receive Company paid life insurance and accident insurance, each equal to one and one-half (11/2) times Mehrlander's compensation at plan up to a maximum of five hundred thousand dollars ($500,000.00) each. Also, Mehrlander shall be covered under the Executive Short Term Disability Income Protection Plan, which pay one hundred percent (100%) of Mehrlander's salary for a maximum of thirteen (13) weeks, and the Executive Long Term Income Protection Plan which pays sixty percent (60%) of Mehrlander's salary up to eight thousand five hundred dollars ($8,500.00) per month for as long as she remains totally disabled up to age sixty-five (65). If disability begins after age sixty-two (62), payments would commence on a sliding scale based upon Mehrlander's age at time of disability. Mehrlander's net cost will be limited to the amount of personal income taxes she pays on the Company reimbursement of the premium. The Company shall also offer supplemental life and personal accident insurance programs to Mehrlander at low group rates.

     4.03 Medical and Dental Insurance.  Mehrlander shall be eligible to join the Company Medical and Dental Plan after ninety (90) days from the Effective Date of this Agreement. The cost of the Plan is shared by the Company and the Employee. The premiums are currently tax exempt under a section of the IRS tax code. There is a one (1) year waiting period for any pre-existing conditions. The Company shall reimburse Mehrlander for COBRA expenses actually incurred by her for coverage during the first ninety (90) days after the Effective Date of this Agreement.

     4.04 Liability Insurance.  Upon the Effective Date of this Agreement, the

Company shall provide and pay for liability insurance, which shall insure, indemnify and defend Mehrlander in her capacity as an officer and director of Bombay, against claims alleging officer's and/or director's liability.

     5.   CAR ALLOWANCE.  Mehrlander shall receive a car allowance from the

Company in the amount of nine thousand six hundred dollars ($9,600.00) per year, paid at the rate of eight hundred dollars ($800.00) per month, beginning upon the Effective Date of this Agreement.

     6.   RELOCATION.

     6.01 Moving and Selling Expenses. For a period of one year from the Effective Date of this Agreement, Bombay shall pay all reasonable costs of packing and moving Mehrlander's furniture and household effects from Atlanta to the Fort Worth area. If possible, the Company requests that Mehrlander use one of the moving companies with whom Bombay has a corporate contract. In addition, provided that Mehrlander commences efforts to sell her house in Atlanta within a period of one year from the Effective Date of this Agreement, Bombay will pay selling costs to Mehrlander related to her Atlanta house, up to a maximum of seven percent (7%) of said house's selling price.

     6.02 Temporary Executive Housing. The Company shall provide temporary executive housing to Mehrlander, in Fort Worth, for three (3) months, subject to an extension for an additional three (3) months at the discretion of the Company.

     6.03 Relocation Bonus. Bombay shall pay Mehrlander, on the Effective Date of this Agreement, a relocation bonus of fifty thousand dollars ($50,000.00), grossed up for federal income taxes at the rate of thirty-nine percent (39%).


     7.   SEVERANCE PAYMENTS.

     7.01 Termination of Employment Without Cause During the First Year.

          A) During the first year of employment, if Mehrlander's employment with Bombay is terminated without "cause", as defined in Paragraph 7.02 hereinbelow, Bombay shall pay Mehrlander twenty-four (24) months of continuation of base salary. The severance payments for months thirteen (13) through twenty-four (24) shall be subject to an offset equal to actual payments from subsequent new employment during that period of time as follows: i.) if such subsequent new employment provides actual payments during that period of time that are less than those severance payments provided herein by Bombay, then Mehrlander shall still be paid the difference in such amounts by Bombay; and ii.) if such subsequent new employment provides actual payments during that period of time that are equal to or more than those severance payments provided herein by Bombay, then Mehrlander shall be paid no additional severance by Bombay.

          B) During the second year of employment, if Mehrlander's employment with Bombay is terminated without cause, as defined in Paragraph 7.02 hereinbelow, Bombay shall pay Mehrlander twelve (12) months of continuation of base salary.

          C) It is expressly understood and agreed that Mehrlander shall have no obligation to accept any other employment during any period in which she is to receive severance payments from Bombay.

     7.02 Termination for Cause. For purposes of this Agreement, termination of employment for cause shall be governed by the following provisions.
Mehrlander's employment under this Agreement may be terminated by the Company for cause, as defined hereinbelow, upon at least thirty (30) days prior written notice. The term "cause" shall mean only one or more of the following: i.) Employee's conviction by a court of competent jurisdiction (which such conviction, through lapse of time or otherwise is not subject to appeal,) of any State or Federal felony; ii.) Employee's possession or use of illegal drugs or Employee's continued and excessive drinking of alcoholic beverages that substantially impairs her ability to perform her duties under this Agreement; iii.) Employee's commission of a tort or act of fraud upon the Company; or iv.) Employee's continuous refusal to perform her duties under this Agreement and her failure to remedy such refusals after sixty (60) days written notice and opportunity to cure.

     8.   CHANGE OF CONTROL.

     8.01 Benefits and Rights of Mehrlander Upon Change of Control of Company. In the event of a Change of Control of the Company, as defined in Paragraph 8.02 hereinbelow, all stock options granted to Mehrlander shall immediately vest commencing on such date of Change of Control and be exercisable by Mehrlander at any time during the ninety (90) days following the event of Change of Control, subject to an enlargement of such exercise period by the Company. Additionally, in the event of a Change of Control of the Company, as defined in Paragraph 8.02 hereinbelow, the severance provisions provided in Paragraph 7.01 hereinabove shall be operational, at the election of Mehrlander, at any time after such Change of Control, allowing her to terminate her employment with the Company and allowing her to receive full severance payments (as if terminated without cause.)

     8.02 Definition of Change of Control of Company. A Change of Control of the Company shall be deemed to have occurred upon the happening of any one of the following events:

          A) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of twenty percent (20%) or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

          B) individuals who, as of January 1, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          D) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

     9. CONFLICT WITH OTHER EMPLOYMENT. Mehrlander agrees and represents that her acceptance of this employment with Bombay as set forth herein does not conflict with any prior contract or agreement of employment to which she is a party.

     10. SUCCESSORSHIP. This Agreement and the rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of each of the parties hereto, and any individual, company, corporation, entity or other business enterprise that shall succeed to the interest of the Company, through merger, consolidation, divestiture or otherwise, shall be bound by the terms of this Agreement.

     11.  MISCELLANEOUS.

     11.01 Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and Mehrlander relating to the subject matter hereof. This Agreement supersedes and cancels all prior agreements between the Company and Mehrlander, whether written or oral, relating to the employment of Mehrlander.

     11.02 Amendment and Waiver. This Agreement may not be amended, supplemented or waived, except in writing, signed by both parties to this Agreement. The waiver by either party of a breach of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision, nor as a waiver of any other provision.

     11.03 Governing Law. This Agreement shall be construed in accordance with, and governed for all purposes by the laws of the State of Texas.

     11.04 Severability. If any paragraph, subparagraph, or provision hereof is found for any reason whatsoever to be invalid, illegal, unenforceable, void, voidable, or inoperative, that paragraph, subparagraph, or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement.

     11.05 Notices. Any notice, request, or instruction to be given herein, pursuant to the terms of this Agreement, shall be in writing and shall be deemed given when personally delivered, or upon signature of the addressee on a returned receipt when sent via certified mail, return receipt requested.

     11.06 Survival of Rights. All rights and obligations of the parties, arising during the term of this Agreement, shall continue to have full force and effect after the date that this Agreement terminates or expires.

     11.07 Interpretation and Construction. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions herein shall be more strictly construed against one party by reason of the legal rule of construction that a document is to be more strictly construed against the party who prepared it, as it is expressly understood and agreed by Bombay and Mehrlander that both parties have participated in the negotiation, drafting, and preparation of all provisions of this Agreement.

     11.08 Duplicate Originals. This Agreement shall be executed in duplicate originals.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date indicated at the beginning of this Agreement.

     THE BOMBAY COMPANY, INC.


     By:                                                         Date:
          Robert S. Jackson
         Chief Executive Officer


     EMPLOYEE

                                                                 Date:
          Carmie Mehrlander